Exhibit 10.1

Consultation Service Agreement

This "Consultation Service Agreement" (referred to as "Agreement") is entered into by and between Reto Eco-Solutions,INC.(NASDAQ: RETO) (referred to as "Company or Party A") and Geniusland International Capital Ltd., a company incorporated at BVI (referred to as "Consultant or Party B"), on April 21, 2021 and effective retroactively as of January 23rd, 2021.

Whereas, the "Consultant" can provide the Company and its affiliates with professional and scientific consulting services on management, operation, business development and mergers and acquisitions, the "Company" intends to hire the "Consultant" to provide professional consulting services, and the "Consultant" intends to accept the appointment, therefore, Party A and Party B, based on the principle of mutual benefit, reached the following agreement through friendly negotiation:

I. Term of Agreement: The term of this agreement is three years, from January 23, 2021 to January 22, 2024.

II. Liability and Obligations of the Consultant or Party B

1. Assist the Company in planning and implementing future development plans to promote the Company's long-term growth and create value for shareholders.

2. Provide the Company's board of directors and management with all consultations in the benefit of the company's development (such as business opportunities and risk assessment, company internal control, etc.).

3. Assist the Company in finding strategic partners at home in China and abroad, and assist the Company in negotiating specific contracts, as well as providing consulting services for the Company's mergers and acquisitions.

4. Cooperate with the Company's internal and external professional consultants to ensure the Company, as a U.S. listed company, is in consistence with all laws, regulations and rules applicable to the Company.

Page 1/5

5. Identify potential merger and acquisition targets for the Company, and provide necessary business analysis, evaluation and due diligence for the target company according to the Company's requirements, and provide the Company with consulting services on specific mergers and acquisitions matters or transactions.

6. According to the Company's development needs, introduce strategic partners and capital for the Company through debt or equity before the F3 can be issued.

7. After the agreement is signed, assist the company with its F-1 filing, and the specific form thereof shall be determined through negotiation by both parties.

III. Liability and Obligations of the Company or Party A

1. After this agreement is signed, Party A should provide substantial support for the Company's business operations upon the requirement of Party B.

2. Perfect the company's board of directors and company management within 30 days after the signing of this agreement. The specific content thereof is subject to the agreements of both parties.

IV. Party B’s Remuneration

As a consideration for the Consultant to provide the consulting services described in this Agreement, the Company agrees to pay the Consultant remuneration in the following manner:

1. For the first year, instead of the cash fee for providing services to the Company, the Consultant shall be paid the consultant and its designee(s) or assignee(s) service fee of 1 million shares of the Company's common stocks, each share with a par value of US$0.001, which refer to the restricted shares under the Securities Act of 1933 (as amended from time to time), of which the lock-up period for 500,000 restricted shares is 6 months, and the lock-up period for the other 500,000 restricted shares is 8 months. These shares must be issued to the Consultant at one time and the Company must try its utmost to cause such shares to be issued to the Consultant. Company acknowledged that substantial services have been provided by the Consultant to date. All shares will be deemed to have been paid in full after they are issued (i.e., all consideration has been provided). The Consultant refers to an investor defined under Section S of the Securities Act of 1933, who has been officially approved.

Page 2/5

2. The above-mentioned 1 million shares of the Company's restricted common stocks shall be issued to Party B on the day when the Company and the investor sign the formal investment agreement, and the 144 Share Decoded File for the expiry date of such restricted shares shall also be signed at the same time. Party A must ensure the successful decoding on the expiration of the restricted date of such shares. If the shares issued to Party B cannot be successfully decoded on time after the expiry date due to Party A’s reason, Party A should pay Party B cash compensation, which is equivalent to the average share price of the five trading days after the expiry date multiplied by the number of shares.

3. Within 30 business days before the end of the first year of this service agreement, under the framework of paying 1 million shares of the Company’s restricted common stocks each year, both parties should negotiate and sign the second year remuneration agreement for Party B’s services, the third year alike.

V. Relationship between Two Parties

1. Both parties understand that the Consultant is not an employee or representative of the Company, and this Agreement does not constitute any employment relations or partnership. The company will not deduct any federal and state income tax, social security tax, unemployment tax, and labor insurance from the Consultant's income, which shall be reported and paid by the Consultant to the government.

2. Before obtaining the Company's written consent in advance, the Consultant has no right to sign any agreement, contract or letter of intent and other legal documents on behalf of the Company.

3. Since the following services require relevant licenses, the Company understands that the Consultant does not provide: (a) legal opinions; (b) accounting services; (c) financial services; or (d) brokerage services limited by any federal or state securities laws in the United States.

4. On the premise that the Consultant makes every endeavour to provide services to the Company, the Company understands and agrees that the Consultant's services may not guarantee the final result or impact .

Page 3/5

VI. Confidentiality

The Consultant agrees to strictly hold the Company and its subsidiaries’ business, operations or prospects confidential. Without the Company’s prior written consent, except for the Company’s lawyers, auditors, commercial and investment banks, the Consultant is not allowed to disclose the Company’s business secrets and other confidential information to any third parties. The Consultant agrees to sign a reasonable commercial confidentiality agreement and an agreement to prohibit internal transactions.

VII. Modification, Termination and Continuation of the Agreement

1. Any additions, deletions, or modification to this Agreement must be confirmed by both parties in written before it becomes effective. This Agreement also bind both parties’ heirs, trustees or legal agents of other forms.

2. If the corresponding investment funds introduced by Party B have been digested in the market or its remaining part has been redeemed by the Company, the Agreement can be terminated in advance, otherwise it will be deemed as Party A’s breach of contract and Party A shall bear the compensation liability corresponding to investment funds for breach of contract.

3. If the investment funds introduced by Party B have not been digested in the market or its remaining part has not been redeemed by the Company, this Agreement cannot be terminated even if it expires and the term of the Agreement shall continue until the investment funds have been digested in the market.

VIII. No Assignment Agreement

Any attempt to transfer this Agreement to a third party will be invalid.

IX. Dispute Resolution

Any dispute arising from or related to this contract should be resolved through friendly negotiation by both parties, if failed, it shall be submitted to the Hong Kong International Arbitration Center for settlement.

X. Signing and Effectiveness

This agreement will take effect immediately after signed by two parties and replace any previously signed agreements. Both Chinese and English version have the same legal effect.

Page 4/5

This page is for signature

Party A:RETO ECO-SOLUTIONS INC

Representative Name:LI HENGHANG	Position: Chairman of Board

Signature

Party B: GENIUSLAND INTERNATIONAL CAPITAL LTD

Representative Name: Zhu Shike	Position: Executive Director

Signature

Page 5/5